   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   SINGAPORE                                      NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF INCORPORATION)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL E. MARKS
                            CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.
                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             TIMOTHY STEWART, ESQ.                           DAVID K. MICHAELS, ESQ.
         FLEXTRONICS INTERNATIONAL LTD.                         TRAM T. PHI, ESQ.
    C/O FLEXTRONICS INTERNATIONAL USA, INC.                    DAVID C. OWEN, ESQ.
               2090 FORTUNE DRIVE                               FENWICK & WEST LLP
               SAN JOSE, CA 95131                              TWO PALO ALTO SQUARE
                                                           PALO ALTO, CALIFORNIA 94306

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED              PROPOSED
          TITLE OF SHARES                AMOUNT TO BE       MAXIMUM AGGREGATE     MAXIMUM AGGREGATE         AMOUNT OF
          TO BE REGISTERED                REGISTERED        PRICE PER SHARE(1)    OFFERING PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, S$.01 par value per
  share.............................       6,415,552              $32.75           $210,109,328.00         $52,527.33
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's ordinary shares as reported on the Nasdaq National Market on February 9, 2001, which date was within five business days of the date of this filing.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.

                        UP TO 6,415,552 ORDINARY SHARES

                           -------------------------

     The 6,415,552 ordinary shares covered by this prospectus were previously issued by us in our acquisitions of Ojala-Yhtyma Oy and Wave Optics, Inc. These ordinary shares may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

     The selling shareholders may sell their Flextronics shares on Nasdaq, on the over-the-counter market, in connection with the writing of exchange-traded call options, in negotiated transactions or otherwise, and these sales may be at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On February 12, 2001, the closing sale price of the ordinary shares was $34.875 per share.

                           -------------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS' BEGINNING ON PAGE 4.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February   , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Forward-Looking Statements..................................    3
Flextronics International Ltd...............................    4
Enforcement of Civil Liabilities............................    4
Risk Factors................................................    4
Use of Proceeds.............................................   10
Selling Shareholders........................................   11
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our ordinary shares. Copies of this registration statement, along with the reports, proxy statements and other information filed with the SEC, may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2000, September 30, 2000 and December 31, 2000;

     - our Current Reports on Form 8-K filed with the Commission on April 18, 2000, June 13, 2000, June 19, 2000, June 22, 2000, June 27, 2000,
       September 15, 2000, September 20, 2000, September 20, 2000, November 14, 2000, January 29, 2001, February 1, 2001 and February 8, 2001; and

     - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                    c/o Flextronics International USA, Inc.
                                2245 Lundy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                           Telephone: (408) 576-7000

     You may also review copies of documents that are incorporated by reference at our web site. The address of the site is http://www.flextronics.com. Information contained in our website does not constitute a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference in the prospectus, contain forward-looking statements. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions identify these forward-looking statements. These forward-looking statements are contained principally under the headings "Flextronics International Ltd." and "Risk Factors." Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in "Risk Factors," as well as:

     - our ability to integrate acquired companies and manage expanding operations;

     - fluctuations in our customers' requirements and in demand for their products;

     - our strategic relationship with Ericsson;

     - increased competition;

     - component shortages;

     - the risks of the photonics market, including the emergence of new technologies;

     - tax matters; and

     - currency fluctuations.

     In addition, these forward-looking statements are subject to the other risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors Affecting Operating Results" in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statement to reflect subsequent events or circumstances.

                         FLEXTRONICS INTERNATIONAL LTD.

     We are the second largest provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. We provide a network of design, engineering and manufacturing operations in 27 countries across four continents. Our strategy is to provide customers with end-to-end solutions where we take responsibility for engineering, supply chain management, new product introduction and implementation, manufacturing and logistics management, with the goal of delivering of a complete packaged product. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes and the assembly of complete systems and products. In addition, through our photonics division, we manufacture and assemble photonics components and integrate them into PCB assemblies and other systems. Throughout the production process, we offer design and technology services; logistics services, such as materials procurement, inventory management, vendor management, packaging and distribution; and automation of key components of the supply chain through advanced information technologies. In addition, we have added other after-market services such as network installation. We believe that our size and global presence, our ability to provide a full spectrum of design, manufacturing and logistics services and our advanced information technology expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore courts, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the information incorporated by reference, before deciding to invest in our ordinary shares. If any of the risks described below materializes, our operating results and financial condition could be adversely affected and the trading price of our ordinary shares could decline.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

     We have grown rapidly in recent periods. Our workforce has more than tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to strain considerably our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

     We plan to increase our manufacturing capacity by expanding our facilities and adding new equipment. Such expansion involves significant risks, including, but not limited to, the following:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts that will increase our cost of sales, including substantial increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of The DII Group, Palo Alto Products International, Chatham and Lightning, we recorded one-time charges of approximately $255.0 million, and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million.

OUR STRATEGIC RELATIONSHIP WITH ERICSSON CREATES RISKS.

     While we have entered into a non-binding memorandum of understanding with Ericsson with respect to our management of its mobile telephone operations, we have not negotiated or entered into any definitive agreements. The memorandum of understanding is only an expression of the parties' current intentions, and the relationship as described in the memorandum of understanding is subject to change in the definitive agreements. In addition, the memorandum of understanding does not address a number of terms that will be set forth in the definitive agreements, and these terms may affect our ability to obtain the anticipated benefits of this relationship. We anticipate commencing operations under this relationship in April 2001, but we cannot be sure when, or whether, we will enter into definitive agreements for this relationship or commence operations. Further, we cannot assure you as to the final terms of any definitive agreement or as to the duration of our anticipated relationship with Ericsson. Finally, we cannot be sure when, or whether, we will obtain the regulatory approvals that are required for this relationship.

     Once we commence operations, our ability to achieve any of the anticipated benefits of this new relationship with Ericsson is subject to a number of risks, including our ability to meet Ericsson's volume, product quality, timeliness and price requirements, and to achieve anticipated cost reductions. If demand for Ericsson's mobile phone products declines, Ericsson may purchase a lower quantity of products from us than we anticipate, and the memorandum of understanding does not require that Ericsson purchase any specified volume of products from us. If Ericsson's requirements exceed the volume anticipated by us, we may not be able to meet these requirements on a timely basis. Our inability to meet Ericsson's volume, quality, timeliness and cost requirements, and to quickly resolve any issues with Ericsson, could seriously harm our results of operations. As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under this arrangement, and it may not result in any material revenues or contribute positively to our net income per share. Finally, other OEMs may not wish to obtain logistics or operations management services from us.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     In the past six months, we completed a significant number of acquisitions of businesses and facilities, including our acquisitions of Chatham, JIT Holdings and Lightning. We expect to continue to acquire additional businesses and facilities in the future. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

     To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

     - diversion of management's attention;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

     We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

     - the timing of customer orders;

     - the volume of these orders relative to our capacity;

     - market acceptance of customers' new products;

     - changes in demand for customers' products and product obsolescence;

     - our ability to manage the timing and amount of our procurement of components to avoid delays in production and excess inventory levels;

     - the timing of our expenditures in anticipation of future orders;

     - our effectiveness in managing manufacturing processes and costs;

     - changes in the cost and availability of labor and components;

     - changes in our product mix;

     - changes in economic conditions;

     - local factors and events that may affect our production volume, such as local holidays; and

     - seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength toward the end of the calendar year in connection with the holiday season. As a result, we have historically experienced relative strength in revenues in our third fiscal quarter.

     We are reconfiguring certain of our operations to further increase our concentration in low-cost locations. We expect that this shift of operations will result in a one-time charge in the fourth quarter of fiscal 2001. In addition, some of our customers are currently experiencing increased volatility in demand, and in some cases reduced demand, for their products. This increases the difficulty of anticipating the levels and timing of future revenues from these customers, and could lead them to defer delivery schedules for products, which could lead to a reduction or delay in such revenues. Any of these factors or a combination of these factors could seriously harm our business and result in fluctuations in our results of operations.

WE HAVE NEW STRATEGIC RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND MAY NOT REACH ANTICIPATED LEVELS.

     We have recently announced major new strategic relationships, including our alliances with Ericsson and Motorola, from which we anticipate significant future revenues. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. We often increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Anticipated orders may not materialize, and delivery schedules may be deferred as a result of changes in demand for our customers' products. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity, and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand could harm our gross margins and operating income.

WE DEPEND ON THE CONTINUING TREND OF OUTSOURCING BY OEMS.

     A substantial factor in our revenue growth is the transfer of manufacturing and supply base management activities from our OEM customers. Future growth partially depends on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted. These outsourcing opportunities may include the transfer of assets such as facilities, equipment and inventory.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

     Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers in the first nine months of fiscal 2001 and 2000 accounted for approximately 42% and 46% of net sales. Our two largest customers during the first nine months of fiscal 2001 were Cisco and Ericsson, accounting for approximately 11% and 10% of net sales. We expect that our strategic relationship with Ericsson will substantially increase the percentage of our sales attributable to Ericsson. No other customers accounted for more than 10% of net sales in the first nine months of fiscal 2001. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE TELECOMMUNICATIONS, NETWORKING AND ELECTRONICS INDUSTRIES WHICH CONTINUALLY PRODUCE TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     We depend on sales to customers in the telecommunications, networking and electronics industries. Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

     - recessionary periods in our customers' markets.

     If any of these factors materialize, our business would suffer. Recently, many sectors of the telecommunications, networking and electronics industries have experienced pricing and margin pressures and reduced demand for many products, and the impact of these pressures has caused, and is expected to continue to cause, some customers to defer delivery schedules for certain products that we manufacture for them.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors have substantially greater market share and manufacturing, financial and marketing resources than us.

     In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE MAY BE ADVERSELY AFFECTED BY SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers' products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

     At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. Component shortages have recently become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR CUSTOMERS MAY BE ADVERSELY AFFECTED BY RAPID TECHNOLOGICAL CHANGE.

     Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be adversely affected.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

     We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes.

     Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries throughout East Asia, the Americas and Europe. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - the burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - a potential reversal of current tax or other policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, the Czech Republic, Hungary, Mexico, Malaysia and Poland, have experienced periods of slow or negative growth, high inflation, significant currency devaluations or limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

     A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in local currencies in the countries in which we operate. In recent years, some of these currencies, including the Hungarian forint, Brazilian real and Mexican peso, have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel. In addition, in order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow would be harmed.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or if the results of future testing and analysis at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth information regarding the selling shareholders, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, and the nature of any position, office or other material relationship which each selling shareholder has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named shareholders, and any person who may purchase shares offered hereby from any named shareholders in a private transaction in which they are assigned the shareholders' rights to registration of their shares, are referred to in this prospectus as the "selling shareholders."

     Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares owned by each named selling shareholder as of February 6, 2001. All of these shares were acquired by the selling shareholders in connection with our acquisitions of Ojala-Yhtyma Oy and Wave Optics, Inc. Percentage ownership is based upon 474,325,402 outstanding ordinary shares as of February 6, 2001.

     The selling shareholders may offer from time to time all or some of their shares under this prospectus. Because the selling shareholders are not obligated to sell their shares, and because the selling shareholders also may acquire our publicly traded ordinary shares, we cannot estimate how many shares the selling shareholders will own after this offering.

                                                      SHARES BENEFICIALLY
                                                             OWNED
                                                     PRIOR TO THE OFFERING
                                                     ----------------------    SHARES BEING
                       NAME                            NUMBER      PERCENT       OFFERED
                       ----                          ----------    --------    ------------
Gregory Ronan(1)...................................  1,404,444        *         1,404,444
Aimo Ojala(2)......................................  1,206,636        *         1,206,636
Alpo Ojala(3)......................................  1,206,636        *         1,206,636
Harri Ojala(4).....................................  1,206,636        *         1,206,636
John Barton(5).....................................    813,173        *           813,173
Esa Ojala(6).......................................    400,557        *           400,557
Gary Ronan(7)......................................    146,103        *           146,103
Risto Poikkimaki(8)................................     31,367        *            31,367

-------------------------
 *  Less than 1%.

(1) Gregory Ronan was a director and majority shareholder of Wave Optics, Inc. until its acquisition by Flextronics.

(2) Aimo Ojala is an employee of a subsidiary of Flextronics and was an officer and significant shareholder of Ojala-Yhtma Oy until its acquisition by Flextronics.

(3) Alpo Ojala is an employee of a subsidiary of Flextronics and was an officer and significant shareholder of Ojala-Yhtma Oy until its acquisition by Flextronics.

(4) Harri Ojala is an employee of a subsidiary of Flextronics and was a member of the board of directors, officer and significant shareholder of Ojala-Yhtma Oy until its acquisition by Flextronics.

(5) John Barton is an employee of a subsidiary of Flextronics and was an officer, director and significant shareholder of Wave Optics, Inc. until its acquisition by Flextronics.

(6) Esa Ojala was a significant shareholder of Ojala-Yhtma Oy until its acquisition by Flextronics.

(7) Gary Ronan is an employee of a subsidiary of Flextronics and was an officer, director and significant shareholder of Wave Optics, Inc. until its acquisition by Flextronics.

(8) Risto Poikkimaki is an employee of a subsidiary of Flextronics and was a shareholder of Ojala-Yhtma Oy until its acquisition by Flextronics.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees. The selling shareholders may sell the shares on the Nasdaq National Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices or at fixed prices, which may be changed. The selling shareholders may offer and sell some or all of their shares through:

     - a block trade in which a broker-dealer or other person may resell all or part of the block, as principal or agent, in order to facilitate the transaction;

     - purchases by a broker-dealer or other person, as principal, and resell by the broker-dealer for its account;

     - pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     In addition, selling shareholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus For example, the selling shareholders may:

     - enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling shareholders;

     - sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     - write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

     - enter into option transactions or other types of transactions that require the selling shareholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     - loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered hereby, and such broker, dealer or other financial institution may resell such shares pursuant to this prospectus. Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and comply with the requirements of that rule.

     Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

     We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder.

     The shares offered under this prospectus were originally issued to former shareholders of Ojala-Yhtyma Oy and Wave Optics, Inc. in connection with the acquisitions of these companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D or Regulation S under the Securities Act. In connection with these acquisitions, we agreed to register the ordinary shares offered under this prospectus under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

                                    EXPERTS

     Our consolidated financial statements and schedules appearing in our Current Report (Form 8-K) filed with the SEC on January 29, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended December 31, 1999 and 2000, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act."

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               FEBRUARY   , 2001

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee........................................  $ 52,527.33
Printing and engraving expenses.............................  $  7,500.00
Legal expenses..............................................  $ 20,000.00
Blue Sky expenses...........................................  $  5,000.00
Accounting fees and expenses................................  $ 15,000.00
Miscellaneous...............................................  $  1,972.67
                                                              -----------
          Total.............................................  $102,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

     Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) indemnifying such officer against any liability incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

     Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  2.1     Exchange Agreement dated October 19, 1997 among the
          Registrant, Neutronics Electronic Industries Holding A.G.
          and the named shareholders of Neutronics Electronic
          Industries Holding A.G. Certain schedules have been omitted.
          The Registrant agrees to furnish supplementally a copy of
          any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2 of the Registrant's
          Current Report on Form 8-K for the event reported on October
          30, 1997.)
  2.2     Agreement and Plan of Merger dated November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group,
          Inc. Certain schedules have been omitted. The Registrant
          agrees to furnish supplementally a copy of any omitted
          schedule to the Commission upon request. (Incorporated by
          reference to Exhibit 2.01 to Registrant's Current Report on
          Form 8-K for the event reported on December 6, 1999.)
  2.3     Agreement and Plan of Reorganization dated July 31, 2000
          among the Registrant, Chatham Acquisition Corporation, and
          Chatham Technologies, Inc. Certain schedules have been
          omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event
          reported on September 15, 2000.)
  2.4     Merger Agreement dated August 10, 2000 among the Registrant,
          JIT Holdings Limited, Goh Thiam Poh Tommie and Goh Mui Teck
          William, as amended. (Incorporated by reference to Exhibit
          2.4 of the Registrant's Registration Statement on Form S-3
          filed September 27, 2000.)
  3.1     Memorandum and New Articles of Association of the
          Registrant. (Incorporated by reference to Exhibit 3.01 of
          the Registrant's Quarterly Report on Form 10-Q for the
          fiscal quarter ended December 31, 2000.)
  4.1     Indenture dated as of October 15, 1997 between the
          Registrant and State Street Bank and Trust Company of
          California, N.A., as trustee. (Incorporated by reference to
          Exhibit 10.1 of the Registrant's Current Report on Form 8-K
          for event reported on October 15, 1997.)
  4.2     Credit Agreement dated as of October 27, 1999 by and among the Company, the lenders named therein, ABN AMRO, as agent,
          BankBoston, N.A. as documentation agent and Bank of America,
          N.A., Banque Nationale de Paris, The Bank of Nova Scotia and
          Citicorp USA, Inc., as co-agents. (Incorporated by reference to Exhibit 10.02 of the Registrant's Report on Form 10-Q/A
          for the quarterly period ended December 31, 1999.)
  4.3     Credit Agreement dated October 27, 1999 by and among FIUI, the lenders named therein, ABN AMRO Bank N.V., as agent,
          BankBoston, N.A., as America, N.A., Banque Nationale de
          Paris, The Bank of Nova Scotia and Citicorp USA, Inc.,
          documentation agent, and Bank of as co-agents. (Incorporated by reference to Exhibit 10.02 of the Registrant's Report on
          Form 10-Q/A for the quarterly period ended December 31,
          1999.)
  4.4     Credit Agreement dated April 3, 2000 among the Registrant
          and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in
          Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as
          agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp
          USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 10.26 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
  4.5     Credit Agreement dated as of April 3, 2000 among Flextronics
          International USA, Inc., The DII Group, Inc., the lenders
          named in Schedule I to the Credit Agreement, ABN AMRO Bank
          N.V. as agent for the lenders, Fleet National Bank, as
          documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of
          Nova Scotia as co-agent. Certain schedules have been
          omitted. (Incorporated by reference to Exhibit 10.27 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  4.6     U.S. Dollar Indenture dated June 29, 2000 between the
          Registrant and Chase Manhattan Bank and Trust Company, N.A.,
          as trustee. (Incorporated by reference to Exhibit 4.1 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)
  4.7     Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as
          trustee. (Incorporated by reference to Exhibit 4.2 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)
  5.1     Opinion of Allen & Gledhill with respect to the ordinary
          shares being registered.
 23.1     Consent of Arthur Andersen LLP, Independent Public
          Accountants.
 23.2     Consent of Deloitte & Touche LLP, Independent Auditors.
 23.3     Consent of Allen & Gledhill (included in Exhibit 5.1).
 24.1     Power of Attorney (included in the signature page of this
          Registration Statement).

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
     (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 13th day of February, 2001.

                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:
                                            ------------------------------------
                                                      Michael E. Marks
                                                Chairman of the Board, Chief
                                                      Executive Officer
                                             and Authorized U.S. Representative

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael E. Marks and Robert R.B. Dykes and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including any and all amendments, including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                /s/ MICHAEL E. MARKS                     Chairman of the Board and    February 13, 2001
-----------------------------------------------------     Chief Executive Officer
                  Michael E. Marks                     (principal executive officer)

                /s/ ROBERT R.B. DYKES                  President, Systems Group and   February 13, 2001
-----------------------------------------------------     Chief Financial Officer
                  Robert R.B. Dykes                    (principal financial officer)

                 /s/ THOMAS J. SMACH                      Vice President, Finance     February 13, 2001
-----------------------------------------------------      (principal accounting
                   Thomas J. Smach                               officer)

                  /s/ TSUI SUNG LAM                              Director             February 13, 2001
-----------------------------------------------------
                    Tsui Sung Lam

                /s/ MICHAEL J. MORITZ                            Director             February 13, 2001
-----------------------------------------------------
                  Michael J. Moritz

                /s/ RICHARD L. SHARP                             Director             February 13, 2001
-----------------------------------------------------
                  Richard L. Sharp

                                                                 Director
-----------------------------------------------------
                    Patrick Foley

             /s/ CHUEN FAH ALAIN AHKONG                          Director             February 13, 2001
-----------------------------------------------------
               Chuen Fah Alain Ahkong

                                                                 Director
-----------------------------------------------------
                Goh Thiam Poh Tommie

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  2.1      Exchange Agreement dated October 19, 1997 among the
           Registrant, Neutronics Electronic Industries Holding A.G.
           and the named shareholders of Neutronics Electronic
           Industries Holding A.G. Certain schedules have been omitted.
           The Registrant agrees to furnish supplementally a copy of
           any omitted schedule to the Commission upon request.
           (Incorporated by reference to Exhibit 2 of the Registrant's
           Current Report on Form 8-K for the event reported on October
           30, 1997.)
  2.2      Agreement and Plan of Merger dated November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group,
           Inc. Certain schedules have been omitted. The Registrant
           agrees to furnish supplementally a copy of any omitted
           schedule to the Commission upon request. (Incorporated by
           reference to Exhibit 2.01 to Registrant's Current Report on
           Form 8-K for the event reported on December 6, 1999.)
  2.3      Agreement and Plan of Reorganization dated July 31, 2000
           among the Registrant, Chatham Acquisition Corporation, and
           Chatham Technologies, Inc. Certain schedules have been
           omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
           (Incorporated by reference to Exhibit 2.1 of the
           Registrant's Current Report on Form 8-K for the event
           reported on September 15, 2000.)
  2.4      Merger Agreement dated August 10, 2000 among the Registrant,
           JIT Holdings Limited, Goh Thiam Poh Tommie and Goh Mui Teck
           William, as amended. (Incorporated by reference to Exhibit
           2.4 of the Registrant's Registration Statement on Form S-3
           filed September 27, 2000.)
  3.1      Memorandum and New Articles of Association of the
           Registrant. (Incorporated by reference to Exhibit 3.01 of
           the Registrant's Quarterly Report on Form 10-Q for the
           fiscal quarter ended December 31, 2000.)
  4.1      Indenture dated as of October 15, 1997 between the
           Registrant and State Street Bank and Trust Company of
           California, N.A., as trustee. (Incorporated by reference to
           Exhibit 10.1 of the Registrant's Current Report on Form 8-K
           for event reported on October 15, 1997.)
  4.2      Credit Agreement dated as of October 27, 1999 by and among the Company, the lenders named therein, ABN AMRO, as agent,
           BankBoston, N.A. as documentation agent and Bank of America,
           N.A., Banque Nationale de Paris, The Bank of Nova Scotia and
           Citicorp USA, Inc., as co-agents. (Incorporated by reference to Exhibit 10.02 of the Registrant's Report on Form 10-Q/A
           for the quarterly period ended December 31, 1999.)
  4.3      Credit Agreement dated October 27, 1999 by and among FIUI, the lenders named therein, ABN AMRO Bank N.V., as agent,
           BankBoston, N.A., as America, N.A., Banque Nationale de
           Paris, The Bank of Nova Scotia and Citicorp USA, Inc.,
           documentation agent, and Bank of as co-agents. (Incorporated by reference to Exhibit 10.02 of the Registrant's Report on
           Form 10-Q/A for the quarterly period ended December 31,
           1999.)
  4.4      Credit Agreement dated April 3, 2000 among the Registrant
           and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in
           Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as
           agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp
           USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. (Incorporated by reference to Exhibit 10.26 of the
           Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  4.5      Credit Agreement dated as of April 3, 2000 among Flextronics
           International USA, Inc., The DII Group, Inc., the lenders
           named in Schedule I to the Credit Agreement, ABN AMRO Bank
           N.V. as agent for the lenders, Fleet National Bank, as
           documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of
           Nova Scotia as co-agent. Certain schedules have been
           omitted. (Incorporated by reference to Exhibit 10.27 of the
           Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
  4.6      U.S. Dollar Indenture dated June 29, 2000 between the
           Registrant and Chase Manhattan Bank and Trust Company, N.A.,
           as trustee. (Incorporated by reference to Exhibit 4.1 of the
           Registrant's Annual Report on Form 10-K for fiscal year
           ended March 31, 2000.)
  4.7      Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as
           trustee. (Incorporated by reference to Exhibit 4.2 of the
           Registrant's Annual Report on Form 10-K for fiscal year
           ended March 31, 2000.)
  5.1      Opinion of Allen & Gledhill with respect to the ordinary
           shares being registered.
 23.1      Consent of Arthur Andersen LLP, Independent Public
           Accountants.
 23.2      Consent of Deloitte & Touche LLP, Independent Auditors.
 23.3      Consent of Allen & Gledhill (included in Exhibit 5.1).
 24.1      Power of Attorney (included in the signature page of this
           Registration Statement).